Exhibit 10.1
EMPLOYMENT CLOSURE AGREEMENT
      This Employment Closure Agreement (“Closure Agreement”) is entered into as of 2nd day of April, 2007, by and between Imation Corp., a Delaware corporation (the “Company”) and Bruce A. Henderson (the “Executive”).
      WHEREAS, the Company and the Executive entered into an Employment Agreement effective May 13, 2004 as amended by an Amendment to Employment Agreement effective March 6, 2006 (collectively “Employment Agreement”);
      WHEREAS, the Executive has become disabled within the meaning of Section 4(a)(iv) of the Employment Agreement;
      WHEREAS, the Executive and the Company intend that to the extent this Agreement is subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) that it comply in form and operation with Section 409A and that it be administered and construed in a manner that is consistent with and gives effect to such intention; and
      WHEREAS, the Company and the Executive desire by this Closure Agreement to set forth the terms and conditions of the termination of the Employment Agreement.
      NOW, THEREFORE, the Company and the Executive hereby agree as follows:
1. Effective April 2, 2007 (the “Effective Date”), the Executive shall resign as Chairman of the Board and Chief Executive Officer of the Company and such resignation shall terminate the Employment Agreement.
2. The Executive is currently receiving pay and benefits under his Employment Agreement, which includes benefits under the Company’s short-term disability plan, and the Executive intends to apply for benefits under the Company’s long-term disability benefit plan in order for such benefits to commence in May 2007. The Company will use reasonable efforts to assist the Executive in the preparation of the necessary application materials.
3. On and after the Effective Date, the Executive shall remain an inactive employee of the Company until he fails or ceases to be entitled to receive benefits under the Company’s long-term disability plan, at which time the Executive’s employment with the Company shall terminate.
4. The Executive agrees that as of the Effective Date he has no further rights, and the Company has no further obligations, under the Employment Agreement. The Executive waives any rights under the Employment Agreement as of the Effective Date.
5. The Executive agrees and understands that the Company shall not be making any determinations with respect to his eligibility for benefits under the Company’s long-term disability plan and that any such determinations, including determinations regarding whether the Executive is entitled to receive long-term disability benefits and the amount of such benefits, shall be made in the ordinary course and pursuant to the ordinary policies and practices of the Company’s long-term disability provider.

6. Under this Closure Agreement, the Executive shall receive continued salary and benefits for 2007 and bonus eligibility for 2007 until the date the Executive is no longer eligible for short-term disability benefits, which is on or about May 8, 2007. The bonus for 2007 shall be calculated based on the Company’s actual 2007 performance, prorated from January 1, 2007 until such date on which his short-term disability benefits terminate and, if any bonus is earned, shall be paid to the Executive in 2008, at the same time and in the same manner as the bonuses for other employees in accordance with the Company’s annual bonus plan but not later than March 15, 2008. The 2007 salary will be paid to the Executive in accordance with the Company’s normal payroll practices.
7. If, and for so long as, the Executive is entitled to receive benefits under the Company’s long-term disability plan, the Executive shall receive other benefits as provided to all other similarly situated Company employees who are receiving benefits under the Company’s long-term disability plan. These benefits currently include:
a. coverage under the Company’s group medical plan so long as the Executive pays the required employee premium for such benefits;
b. continued vesting of stock options and restricted stock, other than the Executive’s performance-based options, according to their vesting schedule; and
c. accrual of pension benefits, subject to the ordinary vesting requirement of the pension plan(s).
8. The Executive acknowledges that he shall not be entitled to any of his performance-based options pursuant to his Stock Option Agreement dated May 13, 2004, as amended by an Amendment to Stock Option Agreement dated February 1, 2005 and an Amendment to Stock Option Agreement dated March 6, 2006, and that all such options shall be forfeited on the Effective Date. In addition, the Executive shall not be entitled to any other or additional pay or benefits, including severance or employment termination benefits.
9. Once the Executive fails or ceases to be entitled to receive benefits under the Company’s long-term disability plan his employment with the Company will be terminated and he shall be entitled to only the following:
a. the right to elect COBRA continuation coverage under the Company’s group medical plan; and
b. the right to exercise any vested options in accordance with the stock option agreements.
10. The Executive shall be entitled to receive or commence receipt of his vested pension benefits, if any, in accordance with the terms of the pension plan(s) in which he is a participant.

11. As the time of his termination of employment, the Executive agrees to execute the General Release of All Claims attached hereto as Exhibit A.
12. Nothing in this Closure Agreement shall be construed to modify the Company’s short-term disability benefit plan, the Company’s long-term disability benefit plan or any other benefit plan sponsored or maintained by the Company or the terms of any stock option, performance-based stock options or restricted stock agreement to which the Company and the Executive are parties. The Executive acknowledges that nothing in this Closure Agreement alters or impairs the Company’s right to amend or terminate any benefit plan in accordance with its terms and law or prevents the application of such amendment or termination to the Executive to the same extent as any other similarly situated employee (determined without regard to this Closure Agreement).
13. The Company and the Executive agree to execute any amendment to this Closure Agreement that the Company and Executive agree is necessary or desirable to give effect to the parties’ intention that the provisions of this Closure Agreement comply with the requirements of Section 409A of the Code or an exception to Section 409A.

ACCEPTED AND AGREED:	IMATION CORP.

/s/Bruce A. Henderson	By: John L. Sullivan

Bruce A. Henderson	Its: Senior Vice President, General Counsel & Secretary

Date: March 29, 2007	Date: April 2, 2007

EXHIBIT A
GENERAL RELEASE OF ALL CLAIMS
(STANDARD EXECUTIVE SEVERANCE RELEASE)
      This General Release of All Claims (“Agreement”) is made and entered into between Bruce Henderson (“Employee”) and Imation Corp. (“Imation”). EMPLOYEE UNDERSTANDS THAT EMPLOYEE MAY CONSIDER THIS AGREEMENT FOR AT LEAST TWENTY-ONE (21) DAYS AFTER EMPLOYEE HAS RECEIVED THIS AGREEMENT, WHICH WAS ON _______________,
UNLESS EMPLOYEE CHOOSES TO WAIVE THAT RIGHT BY EXECUTING THE AGREEMENT WITHIN THE TWENTY-ONE (21) DAY PERIOD.
1. What Imation Agrees To Do
In return for this Agreement and for Employee’s termination from Imation as described herein and in full and final settlement, compromise, and release of all of Employee’s employment-related claims (as described in section 2 below), Imation has provided and agrees to provide Employee with what is set forth in the Employment Closure Agreement between Employee and the Company.
2. What Employee Agrees To Do
As a condition for receiving the payments and benefits set forth in Section 1, Employee agrees as follows:
A)	Employee must return all Imation property currently in Employee’s possession, including, but not limited to, all notes, memoranda, correspondence, files, notebooks, technical charts or diagrams, customer lists or information, sales and marketing information, computer recorded information, software, equipment, materials, keys and credit cards. Employee acknowledges that this obligation is continuing and agrees to promptly return to Imation any subsequently discovered property as described above.

B)	Employee also agrees to repay to Imation the amount of any permanent or temporary advances or other monies due and owing Imation, and to pay off the remaining balance on his/her corporate credit cards. If Employee fails to make such payments as of the date he/she signs this Agreement, Employee agrees that Imation may deduct any monies owed from the Agreement payments, if no other written arrangements are made for repayment by the date this Agreement is signed.

C)	Employee hereby irrevocably and unconditionally releases and forever discharges Imation from any and all federal, state or local charges, claims, controversies, causes of action, damages, costs, attorneys’ fees, or liabilities of any nature, both past and present, known and unknown, including but not limited to claims arising under federal, state, local, and common laws and under any regulations of any jurisdiction that in any way relate to employment and termination of employment existing at any time up to and including the date of this Agreement, that Employee now may have or ever have had.

This Agreement specifically includes, but is not limited to, ANY CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT of 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, any state or local human rights act, claims for wrongful termination, breach of contract, and tort claims (for example, defamation, emotional distress or any tort or negligence-based claim). Employee expressly acknowledges that this Agreement also is intended to include in its scope, without limitation, all claims that Employee does not know of or expect to exist in Employee’s favor at the time Employee signs this Agreement and that this Agreement contemplates the extinguishment of any such claim or claims except as expressly provided in this Section. THE EMPLOYEE IS NOT WAIVING ANY RIGHTS FOR EVENTS ARISING AFTER THE DATE OF THIS AGREEMENT.

D)	Employee agrees that, for a period of two years after termination of employment with Imation:
i	Employee will inform any new employer, prior to accepting employment, of the existence of this provision of the Confidential General Release and provide such employer with a copy thereof.

ii.	Employee agrees not to directly or indirectly, render services to any Conflicting Organization in the United States or in any country in which Imation has an office or sells products, except that Employee may accept employment with a large Conflicting Organization whose business is diversified (and which has separate and distinct divisions), and which as to part of its business is not a Conflicting Organization, provided Imation, prior to Employee accepting such employment, shall receive separate written assurances satisfactory to Imation from such Conflicting Organization and from Employee that Employee will not render services directly or indirectly in connection with the development, manufacture, marketing, sale, merchandising, leasing, servicing or promotion of any Conflicting Product.
“Conflicting Product” means any product, process, system or service of any person or organization other than Imation, in existence or under development, which is the same as or similar to or competes with, or has a usage allied to, a product, process, system or service upon which Employee worked during the last three years of Employee’s employment by Imation.

“Conflicting Organization” means any person or organization which is engaged in or about to become engaged in, research on or development, production, marketing, leasing, selling or services of a Conflicting Product.

E)	Employee also agrees that following Employee’s termination from Imation, Employee will not make disparaging remarks about Imation and will not interfere with Imation’s business relationships with its customers, vendors, or distributors.

F)	Employee further agrees that for a period of two years after termination of employment with Imation, Employee will not solicit Imation employees, either on behalf of Employee or any third party, to resign from Imation to work for Employee or any third party.

G)	As further consideration for this Agreement, Employee agrees that if requested by Imation, Employee will make himself/herself available at reasonable times to assist and cooperate with Imation in the litigation of any lawsuits or claims, and agrees to be available to Imation to testify honestly with regard to such lawsuits or claims if Employee is determined by Imation to be a material witness. It is understood and intended that nothing in this paragraph shall prevent Employee from honestly testifying at a legal proceeding in response to a lawful and properly served subpoena in a proceeding involving Imation.

H)	Employee agrees that Imation shall be entitled to injunctive and other equitable relief to prevent a breach or threatened breach of the provisions of this Agreement, without the necessity of proving actual damages. Such injunctive relief shall be in addition to any other damages that may be available at law. Employee also acknowledges that if Imation is required to bring an action to enforce its rights under this Agreement, it shall be entitled to recover its attorney’s fees and costs associated with such an action, if Imation prevails.
3. Other Understandings, Agreements, and Representations
A)	Employee agrees that Employee’s Imation employment will terminate effective ____________. Employee further understands and agrees that Employee will not be eligible for and will not receive consideration, severance pay or benefits under any other group Income Assistance Pay Plan, Cash Balance Pension Plan or Excess Benefit Plan for which Employee might otherwise have been eligible or under Employee’s Employment Agreement dated May 13, 2004, amended March 6, 2006 which was terminated pursuant to the Employment Closure Agreement.

B)	Employee understands that the term Imation, as used in this Agreement, includes: (1) its past, present, and future divisions, subsidiaries, affiliates successors and assigns, and their officers, directors, employees, agents, insurers and legal counsel; (2) any ERISA employee benefit plan sponsored by Imation, acting as plan administrator, fiduciary or party in interest with respect to such plan. Employee agrees that this Agreement binds Employee and also binds Employee’s heirs, executors, administrators, assigns, agents, partners and successors in interest.

C)	Employee agrees that this Agreement and the payment of money and benefits to Employee by Imation is not an admission by Imation of any violation of Employee’s rights or of any statutory or other legal obligation.

D)	Employee represents that no right, claim, or cause of action covered by this Agreement has been assigned or given to someone else.

E)	This Agreement contains the entire understanding between Employee and Imation and supersedes all prior agreements and understandings relating to the subject matter of this Agreement. This Agreement shall not be modified, amended, or terminated except as provided in section 3.I. unless such modification, amendment, or termination is executed in writing by Employee and Imation.

F)	Employee agrees that Imation may use this Agreement to secure withdrawal of any federal, state, or local charge Employee might have filed or will file, that Employee will sign any document necessary to obtain the withdrawal of any such charge, and that Employee waives the right to receive monetary damages or other legal or equitable relief awarded by any governmental. agency related to any such charge.

G)	Employee represents and certifies that Employee has twenty-one (21) days to consider whether to accept this Agreement and enter into this Release; review it before being asked to sign it; has read this Agreement carefully; has been given a fair opportunity to discuss and negotiate the terms of this Agreement; understands its provisions; has been advised to consult an attorney; has determined that it is in Employee’s best interest to enter into this Agreement; has not been influenced to sign this Agreement by any statement or representation by Imation not contained in this Agreement; and enters into this Agreement knowingly and voluntarily. If Employee chooses to sign this Agreement before twenty-one (21) days have passed, Employee understands that it is their decision to execute the Agreement early and that Imation has made the full twenty-one (21) day period available for Employee to consider the Agreement.

H)	Employee understands that pursuant to the provisions of Minnesota Statutes ‘ 363.031, subd. 2, Employee may rescind this Agreement by notifying Imation of Employee’s desire to do so in a writing delivered to Imation personally or by certified mail, return receipt requested, within fifteen (15) calendar days of Employee’s execution of this Agreement. To be effective, such notice of rescission, if mailed, must be postmarked within the fifteen (15) day period and addressed as follows:
Imation Corp. 1 Imation Way Discovery 2D-04 Oakdale, MN 55128 Attn: General Counsel

I)	In case any part of this Agreement is held invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions will not be affected in any way, it being intended that the provisions of this Agreement are severable, EXCEPT THAT, if paragraph 2 of this Agreement is held invalid, illegal, or unenforceable, this Agreement is voidable, and, if Employee seeks to void this Agreement, Employee understands and agrees that Employee will repay the total amount of consideration paid to Employee under this Agreement.

J)	Any dispute arising between Employee and Imation under this Agreement will be submitted to final and binding arbitration in accordance with the rules of the American Arbitration Association before an arbitrator mutually selected by the parties. In the event that the parties cannot agree on an arbitrator, the parties agree to submit the dispute before an arbitrator selected by the Chief Judge of Ramsey County Court. The Arbitration shall be conducted in St. Paul, Minnesota and shall be final and binding on both parties. The expenses of the neutral arbitrator(s) and any court reporter shall be equally divided between Employee and Imation.

K)	The agreement will be governed by and construed and interpreted according to the laws of the State of Minnesota.

ACCEPTED AND AGREED:	IMATION CORP.

By:

Bruce A. Henderson

Date:	Date:

WAIVER OF CONSIDERATION PERIOD
I understand that under the law I have 21 days to consider the Confidential General Release of All Claims. I knowingly and voluntarily waive this consideration period. The 15 day rescission period to revoke the acceptance of the Confidential General Release of All Claims remains in effect.
Print Name _________________________
Signature ___________________________
Date _______________________________